Exhibit 3.05
AMENDED
ARTICLES OF INCORPORATION
OF
The E. W. Scripps Company
Effective as of July 16, 2008

        FIRST: Name. The name of the Corporation is The E. W. Scripps Company (the "Corporation").

        SECOND: Principal Office. The place in the State of Ohio where the principal office of the Corporation is to be located is Cincinnati, Hamilton County.

        THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

        FOURTH: Classes and Number of Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 325,000,000 shares. The classes and the aggregate number of shares of stock of each class that the Corporation shall have authority to issue are as follows:

     (i)    60,000,000 Common Voting Shares, $0.01 par value ("Common Voting Shares").

     (ii)    240,000,000 Class A Common Shares, $0.01 par value ("Class A Common Shares").

     (iii)    25,000,000 Preferred Shares, $0.01 par value ("Preferred Shares").

    A.    Powers and Rights of the Common Voting Shares and the Class A Common Shares.

        1.    Election of Directors. Holders of Class A Common Shares, voting separately and as a class, shall be entitled to elect the greater of three or one-third (or the nearest smaller whole number if the aforesaid fraction is not a whole number) of the directors of the Corporation to be elected from time to time except directors, if any, to be elected by holders of Preferred Shares or any series thereof; and holders of Common Voting Shares, voting separately and as a class, shall be entitled to elect the balance of such directors.

        2.    Other Matters. Except as provided in this Article FOURTH with respect to Class A Common Shares or in any resolution providing for the issue of Preferred Shares or any series thereof, and as otherwise required by the Ohio Revised Code, the entire voting power shall be vested solely and exclusively in the holders of the Common Voting Shares, the holders of Common Voting Shares to be entitled to one vote for each Common Voting Share held by them upon all matters requiring a vote of shareholders of the Corporation, and the holders of Preferred Shares or any series thereof or Class A Common Shares shall have no voting power and shall not have the right to participate in any meeting of shareholders or to have notice thereof. The number of authorized Class A Common Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Voting Shares.

        3.    Dividends and Distributions. At any time Common Voting Shares are outstanding, as and when dividends or other distributions payable in either cash, capital stock of the Corporation (other than Class A Common Shares or Common Voting Shares) or other property of the Corporation may be declared by the Board of Directors, the amount of any such dividend payable on each of the Class A Common Shares shall be equal in all cases to the amount of such dividend payable on each of the Common Voting Shares, and the amount of any such dividend payable on each of the Common Voting Shares shall be equal in all cases to the amount of the dividend payable on each of the Class A Common Shares. Dividends and distributions payable in Common Voting Shares may not be made on or to shares of any class of the Corporation's capital stock other than the Common Voting Shares and dividends payable in Class A Common Shares may not be made on or to shares of

Exhibit 3.05
any class of the Corporation's capital stock other than the Class A Common Shares. If a dividend or distribution payable in Class A Common Shares shall be made on the Class A Common Shares, a dividend or distribution payable in Common Voting Shares shall be made simultaneously on the Common Voting Shares, and the number of Common Voting Shares payable on each of the Common Voting Shares pursuant to such dividend or distribution shall be equal to the number of Class A Common Shares payable on each of the Class A Common Shares pursuant to such dividend or distribution.

        In the case of any dividend or other distribution payable in stock of any corporation which just prior to the time of the distribution is a wholly owned subsidiary of the Corporation and which possesses authority to issue class A common shares and common voting shares with voting characteristics identical to those of the Class A Common Shares and the Common Voting Shares, respectively, provided in these Amended and Restated Articles of Incorporation, including a distribution pursuant to a stock dividend, a stock split or division of stock of the Corporation, or a spin-off or split-up reorganization of the Corporation, only class A common shares of such subsidiary shall be distributed with respect to Class A Common Shares and only common voting shares of such subsidiary shall be distributed with respect to Common Voting Shares.

        Notwithstanding anything to the contrary in these Amended Articles of Incorporation, pursuant to and in accordance with the transactions contemplated by the Master Transaction Agreement, dated as of July 30, 2014, by and among the Corporation, Scripps Media, Inc., Desk Spinco, Inc. (“Scripps Spinco”), Desk NP Operating, LLC, Desk NP Merger Co., Desk BC Merger, LLC, Journal Communications, Inc., Boat Spinco, Inc., Boat NP Merger Co., and Boat NP Newco, Inc. (the “Master Transaction Agreement”), the Corporation may distribute one share of common stock, $.01 par value, of Scripps Spinco with respect to each Class A Common Share of the Corporation outstanding at the time of such distribution and one share of common stock, $.01 par value, of Scripps Spinco with respect to each Common Voting Share of the Corporation outstanding at the time of such distribution, provided that each holder of Class A Common Shares then outstanding and each holder of Common Voting Shares then outstanding receives the identical class of shares of common stock of Scripps Spinco.

        4.    Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all Preferred Shares then outstanding the full preferential amounts to which they are entitled under the resolutions authorizing the issuance of such Preferred Shares, the net assets of the Corporation remaining shall be divided among the holders of the Class A Common Shares and Common Voting Shares in such a manner that the amount of such net assets distributed to each of the Class A Common Shares shall be equal to the amount of such assets distributed to each of the Common Voting Shares.

        5.    Issuance of Common Voting Shares. Common Voting Shares may only be issued (i) in accordance with and pursuant to the terms of the Contribution and Assumption Agreement to be entered into by and between the Corporation and The E.W. Scripps Company, a Delaware corporation ("EWSCO"), pursuant to the Agreement and Plan of Merger among EWSCO, the Corporation and Comcast Corporation, a Pennsylvania corporation, dated October 28, 1995, as it may be amended, or (ii) in the form of a distribution or distributions pursuant to a stock dividend or division or split-up of the Common Voting Shares and only then in respect of the issued Common Voting Shares.

        6.    Preemptive Rights of Common Voting Shares. Holders of shares of Common Voting Shares shall have the preemptive right to subscribe to any additional issue of stock of any class of the Corporation or any series thereof that by its express terms and provisions grants general, continuous and unconditional voting rights to the holders thereof and to any class of securities of the Corporation convertible into any such stock or series thereof. Except as set forth in the first sentence of this Section 6, no holder of shares of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase shares of any class, now or hereafter authorized, or to subscribe for or purchase securities convertible into or exchangeable for shares of the Corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to

Exhibit 3.05
subscribe for or purchase shares, except such rights of subscription or purchase, if any, for such considerations and upon such terms and conditions as its Board of Directors from time to time may determine.

        7.    Conversion of Common Voting Shares. Each Common Voting Share may at any time be converted at the election of the holder thereof into one Class A Common Share. Any holder of Common Voting Shares may elect to convert any or all of such shares at one time or at various times in such holder's discretion. Such right shall be exercised by the surrender of the certificate representing each Common Voting Share to be converted to the Corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation) by instruments of transfer, in form satisfactory to the Corporation, duly executed by such holder or his duly authorized attorney. The issuance of a certificate or certificates for the Class A Common Shares upon conversion of Common Voting Shares shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or certificates are to be issued in a name other than that of the holder of Common Voting Shares to be converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the Corporation that such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate or certificates representing Common Voting Shares and the payment of any tax as hereinabove provided, the Corporation will deliver to, or upon the written order of, the holder of such certificate or certificates, a certificate or certificates representing the number of Class A Common Shares issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing Common Voting Shares (or, if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that such books shall be open), and all rights of such holder arising from ownership of Common Voting Shares shall cease at such time, and the person or persons in whose name or names the certificate or certificates representing Class A Common Shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Class A Common Shares at such time and shall have and may exercise all the rights and powers appertaining thereto. No adjustments in respect of past cash dividends shall be made upon the conversion of any Common Voting Shares; provided that if any Common Voting Shares shall be converted into Class A Common Shares subsequent to the record date for the payment of a dividend or other distribution on Common Voting Shares but prior to such payment, the registered holder of such Common Voting Shares at the close of business on such record date shall be entitled to receive on the payment date, with respect to the Class A Common Shares received upon such conversion, the dividend or other distribution which would have been payable had such Class A Common Shares been outstanding and held of record on such dividend record date by the registered holder on such dividend record date of the Common Voting Shares so converted in lieu of the dividend otherwise payable on the Common Voting Shares so converted. The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of outstanding Common Voting Shares, such number of Class A Common Shares as may be issuable upon the conversion of all such outstanding Common Voting Shares; provided that the Corporation may deliver Class A Common Shares which are held in the treasury of the Corporation for any Common Voting Shares to be converted. If registration with or approval of any governmental authority under any federal or state law is required before such Class A Common Shares may be issued upon such conversion, the Corporation will endeavor to cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list Class A Common Shares required to be delivered upon conversion prior to such delivery upon any national securities exchange or national market system on which the outstanding Class A Common Shares may be listed at the time of such delivery. All Class A Common Shares which may be issued upon conversion of Common Voting Shares will, upon issuance, be fully paid and nonassessable. The aggregate amount of stated capital represented by Class A Common Shares issued upon conversion of Common Voting Shares shall be the same as the aggregate amount of stated capital represented by the Common Voting Shares so converted. When Common Voting Shares have been converted, they shall have the status of retired shares.

Exhibit 3.05
        8.    Other Rights. Except as otherwise required by the Ohio Revised Code or as otherwise provided in these Amended and Restated Articles of Incorporation, each Class A Common Share and each Common Voting Share shall have identical powers, preferences and rights.

    B. Powers and Rights of the Preferred Shares. The Preferred Shares shall have the following express terms:

        1.    Series. The Preferred Shares may be issued from time to time in one or more series. All Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of a series shall be identical with all other shares of such series, except as to the dates from which dividends shall accrue and be cumulative. Subject to the provisions of Sections 2 through 6, inclusive, which provisions shall apply to all Preferred Shares, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series to determine and fix prior to the issuance thereof (and thereafter, to the extent provided in clause (b) of this Section) those rights, preferences and terms that maybe fixed by the Board of Directors, including the following:

            (a) The designation of the series, which may be by distinguishing number, letter or title;

            (b) The authorized number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease from time to time before or after the issuance thereof (but not below the number of shares thereof then outstanding);

            (c) The dividend rate or rates of the series, including the means by which such rates may be established;

            (d) The date or dates from which dividends shall accrue and be cumulative and the dates on which and the period or periods for which dividends, if declared, shall be payable, including the means by which such dates and periods may be established;

            (e) The redemption rights and price or prices, if any, for shares of the series;

            (f) The terms and amount of the sinking fund, if any, for the purchase or redemption of shares of the series;

            (g) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

            (h) Whether the shares of the series shall be convertible into Class A Common Shares or Common Voting Shares (the Class A Common Shares and Common Voting Shares being referred to hereinafter in this Division B collectively as the "Common Shares") or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made; and

            (i) Restrictions, if any, on the issuance of shares of the same series or of any other class or series.

    The Board of Directors is authorized to adopt from time to time amendments to the Amended and Restated Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) through (i), inclusive, of this Section and is authorized to take such actions with respect thereto as may be required or permitted by law in order to effect such amendments.

Exhibit 3.05
    Notwithstanding the foregoing or Sections 2 through 6, inclusive, of this Division, the rights, preferences and terms of the Preferred Shares, Series A are as set forth in Division D.

        2.    Dividends.

            (a) The holders of Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Preferred Shares, shall be entitled to receive out of any funds legally available therefor, and when and as declared by the Board of Directors, dividends in cash at the rate or rates for such series fixed in accordance with the provisions of Section 1 of this Division B and no more, payable on the dates fixed for such series. Such dividends shall accrue and be cumulative, in the case of shares of a particular series, from and after the date or dates fixed with respect to such series. No dividends shall be paid upon or declared or set apart for any series of the Preferred Shares for any dividend period unless at the same time a like proportionate dividend for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for all Preferred Shares of all series then issued and outstanding and entitled to receive such dividend.

            (b) So long as any Preferred Shares shall be outstanding no dividend, except a dividend payable in Common Shares or other shares ranking junior to the Preferred Shares, shall be paid or declared or any distribution be made, except as aforesaid, in respect of the Common Shares or any other shares ranking junior to the Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Preferred Shares be purchased, retired or otherwise acquired by the Corporation, except out of the proceeds of the sale of Common Shares or other shares of the Corporation ranking junior to the Preferred Shares received by the Corporation subsequent to the date of first issuance of Preferred Shares of any series, unless:

                (1) All accrued and unpaid dividends on Preferred Shares, including the full dividends for all current dividend periods, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

                (2) There shall be no arrearages with respect to the redemption of Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Division.

        3.    Redemption.

            (a) Subject to the express terms of each series, the Corporation:

                (1) May, from time to time, at the option of the Board of Directors, redeem all or any part of any redeemable series of Preferred Shares at the time outstanding at the applicable redemption price for such series fixed in accordance with the provisions of Section 1 of this Division; and

                (2) Shall, from time to time, make such redemptions of each series of Preferred Shares as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price fixed in accordance with the provisions of Section 1 of this Division;

    and shall in each case pay all accrued and unpaid dividends to the redemption date.

            (b) (1) Notice of every such redemption shall be mailed, postage prepaid, to the holders of record of the Preferred Shares to be redeemed at their respective addresses then appearing on the books of the Corporation, not less than 30 days nor more than 60 days prior to the date fixed for such redemption, or such other time prior thereto as the Board of Directors shall fix for any series pursuant to Section 1 of this Division prior to the issuance thereof. At any time after notice as provided above has been deposited in the mail, the Corporation may deposit the aggregate redemption price of Preferred Shares to be redeemed, together with accrued and unpaid

Exhibit 3.05
dividends thereon to the redemption date, with any bank or trust company having capital and surplus of not less than $100,000,000, named in such notice and direct that there be paid to the respective holders of the Preferred Shares so to be redeemed amounts equal to the redemption price of the Preferred Shares so to be redeemed, together with such accrued and unpaid dividends thereon, on surrender of the share certificate or certificates held by such holders; and upon the deposit of such notice in the mail and the making of such deposit of money with such bank or trust company, such holders shall cease to be shareholders with respect to such shares; and from and after the time such notice shall have been so deposited and such deposit of money shall have been so made, such holders shall have no rights or claim against the Corporation with respect to such shares, except only the right to receive such money from such bank or trust company without interest or to exercise before the redemption date any unexpired privileges of conversion. In the event less than all of the outstanding Preferred Shares are to be redeemed, the Corporation shall select by lot the shares so to be redeemed in such manner as shall be prescribed by the Board of Directors.

                (2) If the holders of Preferred Shares which have been called for redemption shall not within six years after such deposit claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company and the Corporation shall be relieved of all responsibility in respect thereof and to such holders.

            (c)    Any Preferred Shares which are (1) redeemed by the Corporation pursuant to the provisions of this Section, (2) purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series, (3) converted in accordance with the express terms thereof, or (4) otherwise acquired by the Corporation, shall resume the status of authorized but unissued Preferred Shares without serial designation.

        4. Liquidation.

            (a) (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Preferred Shares of any series shall be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Preferred Shares, the amounts fixed with respect to shares of such series in accordance with Section 1 of this Division, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In the event the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Preferred Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon all outstanding Preferred Shares, in proportion to the full preferential amount to which each such share is entitled.

                (2) After payment to the holders of Preferred Shares of the full preferential amounts as aforesaid, the holders of Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

            (b) The merger or consolidation of the Corporation into or with any other corporation, the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the assets of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this Section.

        Section 5. Voting. Holders of Preferred Shares shall have no voting rights, except as otherwise from time to time required by law.

        Section 6. Definitions. For the purpose of this Division:

Exhibit 3.05
            (a)    Whenever reference is made to shares "ranking prior to the Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over the rights of the holders of Preferred Shares;

            (b)    Whenever reference is made to shares "on a parity with the Preferred Shares," such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation rank equally (except as to the amounts fixed therefor) with the rights of the holders of Preferred Shares; and

            (c)    Whenever reference is made to shares "ranking junior to the Preferred Shares," such reference shall mean and include all shares of the Corporation other than those defined under Subsections (a) and (b) of this Section as shares "ranking prior to" or "on a parity with" the Preferred Shares.

        C.    Issuance of the Common Shares and the Preferred Shares.

        The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all of the Common Shares and the Preferred Shares herein authorized in accordance with the terms and conditions set forth in these Amended and Restated Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Shares, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the shareholders, except as otherwise required by law.

        D.    Express Terms of Preferred Shares, Series A.

1.Designation and Number of Shares. There is hereby created out of the authorized and unissued Preferred Shares a series of Preferred Shares designated as the “Preferred Shares, Series A” (“Series A”). The authorized number of shares of Series A shall be 6,000, which number may not be increased or decreased by the Board of Directors of the Corporation. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Shares (provided that, subject to receipt of any consents required by Section 6 of the Series A Provisions (as defined below), any such shares of Series A may be reissued only as shares of any hereafter designated series other than Series A).

2.Standard Provisions. The Standard Provisions – Series A contained in Annex A attached hereto (the “Series A Provisions”) are incorporated in this Section 2 by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein.

3.No Other Series A Terms. In the event of any conflict or inconsistency between (a) this Division D or the Series A Provisions and (b) any other provision of these Amended Articles of Incorporation (including, without limitation, Sections 2 and 4 of Division A, Sections 1 through 6, inclusive, of Division B, Division C and Article TWELFTH), this Division D and/or the Series A Provisions, as the case may be, shall control and govern with respect to such conflict or inconsistency.

4.Preemptive Rights. For the avoidance of doubt, the first sentence of Section 6 of Division A of Article FOURTH shall not apply to the issue of Series A.”

Exhibit 3.05
Annex A
Standard Provisions – Series A

Section 1.    Definitions. As used in these Standard Provisions – Series A (these “Standard Provisions”):

(a)“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

(b)“Bylaws” means the Amended and Restated Code of Regulations of the Corporation, as they may be amended or amended and restated from time to time.

(c)“Articles of Incorporation” shall mean the Amended Articles of Incorporation of the Corporation, as amended or amended and restated from time to time.

(d)“Common Shares” means the Class A Common Shares and the Common Voting Shares.

(e)“Junior Stock” means the Common Shares and any other class or series of stock of the Corporation that ranks junior to Series A either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(f)“Original Issue Date” means January 7, 2021.

(g)“Other Preferred Stock” means (x) any series of Preferred Shares other than Series A; and (y) any shares of any class or series of capital stock of the Corporation (I) ranking senior to or equally with the Series A with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation (including, without limitation, Parity Stock), (II) the terms of which provide for redemption (whether mandatory or optional) due to the occurrence of a Change of Control or (III) ranking senior to any Common Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(h)“Parity Stock” means any class or series of stock of the Corporation (other than Series A) that ranks equally with Series A both in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue on a cumulative or non-cumulative basis).

Section 2.    Dividends.

(a)Rate. Holders of Series A shall be entitled to receive, on each share of Series A, out of funds legally available for the payment of dividends under the Ohio General Corporation Law, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 8% (as such may be adjusted pursuant to this Section 2(a), the “Dividend Rate”) on (i) the amount of $100,000 per share of Series A and (ii) the amount of accrued and unpaid dividends on such share of Series A, if any (giving effect to (A) any dividends paid through the Dividend Payment Date (as defined below) that begins such Dividend Period (other than the initial Dividend Period) and (B) any dividends (including dividends thereon at a per annum rate equal to the Dividend Rate to the date of payment) paid during such Dividend Period); provided that if (x), on any Dividend Payment Date, the holder of record (for such Dividend Payment Date) of a share of Series A shall not have received in cash the full amount of any dividend required to be paid on such share on such Dividend Payment Date pursuant to this Section 2(a), or (y) the Corporation shall not have paid in full the redemption price required to be paid by it pursuant to Section 4, then the Dividend Rate shall automatically be at a per annum rate of 9% (A) in the case of clause (x), with respect to the Dividend Period for which the full amount of any dividend

Exhibit 3.05
required to be paid on such share on such Dividend Payment Date pursuant to this Section 2(a) was not made and for all Dividend Periods thereafter and (B), in the case of clause (y), from and after the required date of such payment. Dividends shall begin to accrue and are cumulative from the Original Issue Date, shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable in arrears (as provided below in this Section 2(a)), but only when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors) on each March 15, June 15, September 15 and December 15 (each, a “Dividend Payment Date”), commencing on March 15, 2021; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day. Dividends payable on the Series A in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series A on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Series A on any Dividend Payment Date will be payable to holders of record of Series A as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) that is not more than 60 nor less than 15 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and shall end on and include the calendar day next preceding the next Dividend Payment Date. Dividends payable in respect of a Dividend Period shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.

Holders of Series A shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A as specified in this Section 2 (subject to the other provisions of these Standard Provisions).

(b)Priority of Dividends. So long as any share of Series A remains outstanding, no dividend or distribution of any kind shall be declared, paid or made on the Common Shares or any other shares of Junior Stock (other than a dividend payable solely in stock of the Corporation that ranks junior to the Series A both as to the payment of dividends and as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation), and no Common Shares, Junior Stock or Parity Stock shall be purchased, redeemed, retired or otherwise acquired for consideration by the Corporation or any of its subsidiaries, directly or indirectly. The foregoing provision shall not apply to redemptions, purchases, retirements or other acquisitions of Class A Common Shares in connection with cashless exercises and similar actions under any employee benefit plan in the ordinary course of business and consistent with past practice prior to the Original Issue Date.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon the Series A and any shares of Parity Stock, all dividends declared on the Series A and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the Series A (including, if applicable as

Exhibit 3.05
provided in Section 2(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

Section 3.    Liquidation Rights.

(a)Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A shall be entitled to receive for each share of Series A, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other stock of the Corporation ranking junior to the Series A as to such distribution, payment in full in an amount equal to the sum of (i) $105,000 per share and (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 2(a) above, dividends on such amount), whether or not declared, to the date of payment. Furthermore, without limiting in any way the obligation of the Corporation to make the payments specified in the immediately preceding sentence, in connection with the payment of the amounts specified in clause (ii) of the immediately preceding sentence, the Corporation shall use its reasonable best efforts to ensure that, immediately prior to any such liquidation, dissolution or winding up, the Corporation shall declare and pay any accrued and unpaid dividends (including, if applicable as provided in Section 2(a) above, dividends on such amount) on the Series A outstanding as of such time.

(b)Partial Payment. If in any distribution described in Section 3(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series A and all holders of any stock of the Corporation ranking equally with the Series A as to such distribution, the amounts paid to the holders of Series A and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock, including the Series A, on which dividends accrue on a cumulative basis, an amount equal to any accrued and unpaid dividends (including, if applicable, dividends on such amount), whether or not declared, as applicable), provided that the Liquidation Preference for any share of Series A shall be determined in accordance with Section 3(a) above.

(c)Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 3, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 4.    Redemption.

(a)Optional Redemption. The Corporation may not redeem at its option the Series A prior to January 7, 2026. On or after January 7, 2026, the Corporation, at its option, may redeem, in whole at any time or in part from time to time, the shares of Series A at the time outstanding, upon notice given as provided in Section 4(d) below, at a redemption price equal to the sum of (i) $105,000 per share and (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 2(a) above, dividends on such amount), whether or not

Exhibit 3.05
declared, to the redemption date. Without limiting in any way the obligation of the Corporation to make the payments specified in the immediately preceding sentence, in connection with the payment of the amounts specified in clause (ii) of the immediately preceding sentence, the Corporation shall use its reasonable best efforts to ensure that, immediately prior to any such redemption, the Corporation shall declare and pay any accrued and unpaid dividends (including, if applicable as provided in Section 2(a) above, dividends on such amount) on the Series A outstanding as of such time. The minimum number of shares of Series A redeemable pursuant to this Section 4(a) at any time is the lesser of (x) 600 shares of Series A and (y) the number of shares of Series A outstanding.

(b)Redemption at the Option of the Holders in the Event of a Change of Control.

(i)If a Change of Control is announced or occurs, each holder of shares of Series A shall have the right to require the Corporation to redeem any or all of the outstanding shares of Series A of such holder, and the Corporation shall make an offer (a “Change of Control Offer”) to redeem any or all of the outstanding shares of Series A of each holder, for a per share redemption price equal to the sum of (i) $105,000 per share and (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 2(a) above, dividends on such amount), whether or not declared, to the redemption date (such amount, the “Change of Control Redemption Price”). Without limiting in any way the obligation of the Corporation to make the payments specified in this Section 4(b), the Corporation shall use its best efforts to ensure that, immediately prior to any redemption pursuant to this Section 4(b), the Corporation shall declare and pay any accrued and unpaid dividends (including, if applicable as provided in Section 2(a) above, dividends on such amount) on the Series A outstanding as of such time. The Corporation shall take all actions as may be necessary or desirable in order that, in connection with any transaction or event that results in or could reasonably be expected to result in a Change of Control, the rights of the holders of Series A to receive the Change of Control Redemption Price, including accrued and unpaid dividends on shares of Series A (including, if applicable as provided in Section 2(a) above, dividends on such amount), whether or not declared, shall be preserved and not impaired. No Common Shares shall be entitled to receive or shall receive any consideration in connection with a Change of Control unless and until the Change of Control Redemption Price has been paid in full in cash, and the Corporation shall not have the power to effect a Change of Control unless the definitive agreements (if any) governing such Change of Control provide that redemption of the Series A will be made in compliance with this Section 4(b).

(ii)No later than the earlier of (x) (10) Business Days prior to any Change of Control, and (y) the Business Day following (1) the announcement of the transaction or prospective transaction that would result in a Change of Control or, (2) if earlier, the entry by the Corporation into a definitive agreement with respect thereto, the Corporation will make the Change of Control Offer by mailing a notice to each holder of Series A describing the material terms of the transaction or transactions that are expected to constitute such Change of Control and offering to redeem any or all shares of Series A of such holder on the date specified in such notice (the “Change of Control Payment Date”), which date shall be the date of consummation of the Change of Control. In addition, such Change of Control Offer shall further state: (A) the amount of the Change of Control Redemption Price; (B) that the holder may elect to have all or any portion of its shares of Series A redeemed pursuant to the Change of Control Offer, (C) that certificates, if any, representing any shares of Series A to be redeemed must be surrendered for payment of the Change of Control Redemption Price at the office of the Corporation or any redemption agent (and the place or places where such certificates are to be so surrendered); (D) that payment of the Change of Control Redemption Price will be made to such holder on the Change of Control Payment Date to the account specified by such holder to the Corporation in writing; (E) the date and time by which such holder must make its election (which may be no earlier than seven (7) Business Days following the date of mailing of such notice by the Corporation); and (F) that any holder may withdraw its election notice with respect to all or a portion of its shares of Series A at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Change of Control Payment Date.

Exhibit 3.05
(iii)On the Change of Control Payment Date, the Corporation will (A) accept for payment all shares of Series A validly tendered pursuant to the Change of Control Offer; and (B) pay the Change of Control Redemption Price to each holder that validly tendered shares of Series A pursuant to the Change of Control Offer.

For purposes of the Change of Control Offer provisions of the Series A, the following terms are applicable:

“Change of Control” means the occurrence of any of the following events:

(1)the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Corporation’s assets or of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole;

(2)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Permitted Holders, becomes the record or Beneficial Owner, directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock or obtains the power to elect a majority of the Board of Directors of the Corporation;

(3)the Permitted Holders cease to Beneficially Own more than 50% of the total voting power represented by the outstanding Voting Stock;

(4)the Corporation’s consolidation with, or the Corporation’s merger with or into, any person, or any person consolidates with, or merges with or into, the Corporation, other than pursuant to a transaction in which the Corporation is the surviving person and the holders of the Voting Stock outstanding immediately prior to such transaction hold more than 50% of the total voting power represented by the outstanding Voting Stock immediately after giving effect to such transaction;

(5)the first day on which a majority of the members of the Corporation’s Board of Directors are not Continuing Directors; or

(6)a “Change of Control”, “Change in Control” or analogous term as defined in any agreement or instrument evidencing indebtedness of the Corporation in an outstanding principal amount and/or available commitment of $10,000,000 or more, or under the Corporation’s Executive Severance and Change in Control Plan or 2010 Long-Term Incentive Plan, in each case as amended, supplemented, restated or replaced from time to time or any successor thereof, or any other benefit or incentive plan for employees, officers or directors of the Corporation.

As used in this definition of “Change of Control”, the term “Beneficial Owner” means “beneficial owner” as defined in Rules 13d-3 and 13d-5 under the Exchange Act.

“Continuing Director” means, as of any date of determination, any member of the Corporation’s Board of Directors who (i) was a member of the Corporation’s Board of Directors on the Original Issue Date or (ii) was nominated for election, elected or appointed to the Corporation’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Corporation’s Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection by such member to such nomination).

“Permitted Holders” means any lineal descendants of Robert Paine Scripps or John Paul Scripps (provided such lineal descendants are of legal age and not under legal disability), or trusts for the benefit of such lineal descendants or their spouses (provided that at least a majority of the trustees thereof are (and, under the terms of the trust, are required to be) such lineal descendants or that the trustees are required to vote and dispose of the

Exhibit 3.05
Voting Stock or such other applicable stock of the Corporation held under such trust at the direction of one or more such lineal descendants).

“Voting Stock” means capital stock of the Corporation of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(c)Payment of Redemption Price. The redemption price for any shares of Series A shall be payable in cash on the redemption date to the holder of such shares against surrender of such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 2 above.

(d)Notice of Redemption. Notice of every redemption of shares of Series A (including a Change of Control Offer) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed (or, in the case of a Change of Control Offer, all holders) at their respective last addresses appearing on the books of the Corporation or its agent. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption, in the case of a redemption pursuant to Section 4(a), or with respect to a redemption pursuant to Section 4(b), as provided in such Section 4(b). Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A. Notwithstanding the foregoing, if the Series A are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A in any manner permitted by such facility. Each notice of redemption pursuant to Section 4(a) given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares, if any, are to be surrendered for payment of the redemption price. Notwithstanding anything to the contrary herein, upon receipt of any notice of redemption hereunder (other than a redemption pursuant to Section 4(b)), the holder of any share of Series A outstanding at such time shall have five (5) Business Days to deliver or, in the case of a redemption pursuant to Section 4(b), the holder of any share of Series A may elect to deliver, to the Corporation written notice of its election to pay some or all of the applicable exercise price with respect to an exercise, in whole or in part, of such holder’s rights under any warrant to purchase Common Shares of the Corporation originally issued by the Corporation in connection with the issuance of the Series A by means of a surrender to the Corporation of shares of the Series A in accordance with the terms and conditions hereof and of any such warrant, and the Corporation’s right pursuant to Section 4(a) to redeem the shares of Series A specified in such notice of redemption shall be (x) tolled during such five (5) Business Day period and (y) if the holder so elects to exercise such warrant and surrender such shares of Series A, in whole or in part, automatically terminated only with respect to such shares of Series A so surrendered.

(e)Partial Redemption. In case of any redemption pursuant to Section 4(a) of part of the shares of Series A at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Corporation may determine to be fair and equitable. Subject to these Standard Provisions, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(f)Effectiveness of Redemption. If notice of redemption pursuant to Section 4(a) has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have

Exhibit 3.05
been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $100 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of six years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 5.    Conversion. Holders of Series A shares shall have no right to exchange or convert such shares into any other securities, except in connection with the surrender to the Corporation of shares of the Series A to satisfy any portion of the applicable exercise price with respect to an exercise, in whole or in part, of any warrant to purchase Common Shares of the Corporation issued in connection with the original issuance of the Series A by the Corporation.

Section 6.    Voting Rights.

(a)General. The holders of Series A shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)Series A Voting Rights. In addition to any other vote or consent of stockholders required by law, so long as any shares of Series A are outstanding, the vote or consent of the holders of at least 50.1% of the shares of Series A at the time outstanding, either in writing or by vote, in person or by proxy, at any meeting called for the purpose, shall be necessary for effecting or validating any of the following, whether by merger, consolidation or otherwise, and any of the following taken, whether by merger, consolidation or otherwise, without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)Authorization or Issuance of Other Preferred Stock. (A) Any amendment or alteration of the Articles of Incorporation to (1) authorize or create, or increase the authorized amount of Other Preferred Stock or (2) increase the authorized amount of Series A; or (B) any issuance of Other Preferred Stock or Series A (or any securities convertible into Other Preferred Stock or Series A);

(ii)Amendment of Series A. Any amendment, alteration or repeal of any provision of the Articles of Incorporation or the Bylaws so as to affect or change the rights, preferences, privileges or powers of the Series A; or

(iii)Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case, as a result thereof, (x) the shares of Series A remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and powers, and limitations and restrictions thereof as are substantially identical to the rights, preferences, privileges and powers, and limitations and restrictions of the Series A immediately prior to such consummation; and (z) there is no other class or series of capital stock of the Corporation (or any securities convertible into any such capital stock) outstanding that would require the approval of holders of Series A as provided in this Section 6(b) if the same were to be issued by the Corporation on the date of consummation of such exchange, reclassification, merger or consolidation (provided, that if pursuant to such transaction the holders of Series A hold preference securities in a surviving or

Exhibit 3.05
resulting entity or its ultimate parent, the capital stock of such entity or its ultimate parent, as the case may be, shall comply with the requirements of this clause (z)).

(c)Changes after Provision for Redemption. No vote or consent of the holders of Series A shall be required pursuant to Section 6(b) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A shall have been redeemed, or shall have been called for redemption pursuant to Section 4(a) upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 4 above.

(d)Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors (or a duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series A is listed or traded at the time.

Section 7.    Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A may deem and treat the record holder of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 8.    Notices. All notices or communications in respect of Series A shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid. Notwithstanding the foregoing, if the Series A are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Series A in any manner permitted by such facility.

Section 9.    No Preemptive Rights. No share of Series A shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10.    Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the transfer agent for the Series A. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation and the transfer agent for the Series A of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation and the transfer agent for the Series A.

Section 11.    Surrender Rights. In connection with the exercise of any rights under any warrant to purchase Common Shares of the Corporation issued in connection with the original issuance of the Series A, a holder of shares of Series A shall have the right to pay some or all of the applicable exercise price with respect to an exercise, in whole or in part, of such holder’s rights under any such warrant by means of a surrender to the Corporation of the applicable amount of shares of Series A.

Section 12.    Other Rights. The shares of Series A shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law. In the event of any conflict or inconsistency between (a) Division D of Article FOURTH of the Articles of Incorporation or these Standard Provisions and (b) any other provision of the Articles of Incorporation (including, without limitation, Sections 2 and 4 of Division A, Sections 1 through 6, inclusive, of Division B and Division C,

Exhibit 3.05
in each case of Article FOURTH, and Article TWELFTH, in each case of the Articles of Incorporation), such Division D and/or these Standard Provisions, as the case may be, shall control and govern with respect to such conflict or inconsistency.

        FIFTH: Share Ownership.

        A.    Requests for Information. So long as the Corporation or any of its subsidiaries holds authority from the Federal Communications Commission ("FCC") (or any successor thereto) to operate any television or radio broadcasting station, if the Corporation has reason to believe that the ownership, or proposed ownership, of shares of capital stock of the Corporation by any shareholder or any person presenting any shares of capital stock of the Corporation for transfer into his name (a "Proposed Transferee") may be inconsistent with, or in violation of, any provision of the Federal Communication Laws (as hereinafter defined) such shareholder or Proposed Transferee, upon request of the Corporation, shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, shares of capital stock of the Corporation by such shareholder or Proposed Transferee is inconsistent with, or in violation of, the Federal Communication Laws. For purposes of this Article FIFTH, the term "Federal Communication Laws" shall mean any law of the United States now or hereafter in effect (and any regulation thereunder) pertaining to the ownership of, or the exercise of rights of ownership with respect to, capital stock of corporations holding, directly or indirectly, television or radio station authorizations, including, without limitation, the Communications Act of 1934, as amended (the "Communications Act"), and regulations thereunder pertaining to the ownership, or the exercise of the rights of ownership, of capital stock of corporations holding, directly or indirectly, television or radio station authorizations, by (i) aliens, as defined in or under the Communications Act, as it may be amended from time to time, (ii) persons and entities having interests in television or radio stations, newspapers, and cable television systems or (iii) persons or entities, unilaterally or otherwise, seeking direct or indirect control of the Corporation, as construed under the Communications Act, without having obtained any requisite prior Federal regulatory approval of such control.

        B.    Denial of Rights; Refusal to Transfer. If any shareholder or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to Division A of this Article FIFTH or the Corporation shall conclude that the ownership of, or the exercise of any rights of ownership with respect to, shares of capital stock of the Corporation by such shareholder or Proposed Transferee, could result in any inconsistency with or violation of the Federal Communication Laws, the Corporation may refuse to permit the transfer of shares of capital stock of the Corporation to such Proposed Transferee or may suspend those rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, the Federal Communication Laws, such refusal of transfer or suspension to remain in effect until the requested information has been received or until the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, is permissible under the Federal Communication Laws; and the Corporation may exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such shareholder or Proposed Transferee, with a view towards obtaining such information or preventing or curing any situation which would cause any inconsistency with or violation of any provision of the Federal Communication Laws.

        C.    Legends. The Corporation may note on the certificates of its capital stock that the shares represented by such certificates are subject to the restrictions set forth in this Article FIFTH.

        D.    Certain Definitions. For purposes of this Article, the word "person" shall include not only natural persons but partnerships, associations, corporations, limited liability companies, joint ventures and other entities, and the word "regulation" shall include not only regulations but rules, published policies and published controlling interpretations of an administrative agency or body empowered to administer a statutory provision of the Federal Communication Laws.

Exhibit 3.05
        SIXTH: Deliberations of Directors. The Board of Directors of the Corporation, when evaluating any offer of another party to make a tender or exchange offer for any equity security of the Corporation, to merge or consolidate the Corporation with another corporation or to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to the effect of such a transaction on the integrity, character and quality of the Corporation's operations, all other relevant factors, including, without limitation, long-term as well as short-term interests of the Corporation and shareholders (including, without limitation, the possibility that these interests may be best served by the continued independence of the Corporation), and the social, legal, and economic effects on the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, on the communities and geographical areas in which the Corporation and its subsidiaries operate or are located, and on any of the businesses and properties of the Corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant.

        SEVENTH: Directors' Liability; Indemnification.

        A.    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation (including a subsidiary of the Corporation) or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee, trustee or agent, or in any other capacity while serving as such a director, officer, employee, trustee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Ohio Revised Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be such a director, officer, employee, trustee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Division B of this Article SEVENTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Division B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that if the Ohio Revised Code requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise (hereinafter an "undertaking").

        B.    Right of Indemnitee to Bring Suit. If a claim for indemnification pursuant to this Article SEVENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce

Exhibit 3.05
a right to an advancement of expenses) it shall be a defense that, and in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Ohio Revised Code. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such a suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Ohio Revised Code nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or entitled to such advancement of expenses under this Article SEVENTH or otherwise shall be on the Corporation.

        C.    Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred in this Article SEVENTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

        D.    Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee, trustee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Ohio Revised Code.

        E.    Indemnity Contracts. The Corporation may enter into contracts from time to time with such of its directors, officers, agents or employees and providing for such indemnification, insurance, and advancement of expenses as the Board of Directors determines to be appropriate.

        EIGHTH: Meetings of the shareholders of the Corporation may be called by the chairman of the board or the president, or by a majority of the directors in office acting at a meeting or by written consent, or by the holders of record of fifty percent (50%) of the outstanding Common Voting Shares acting at a meeting or by written consent.

        NINTH: The provisions of Sections 1701.831 and 1707.43 and Chapter 1704 of the Ohio Revised Code shall not apply to the Corporation.

        TENTH: No shareholder of the Corporation may cumulate his voting power in the election of directors.

        ELEVENTH: Notwithstanding any provision of Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, or any successor statutes now or hereafter in force, requiring for the authorization or taking of any action the vote or consent of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by law or these Amended and Restated Articles of Incorporation, may be authorized or taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes of shares thereof.

        TWELFTH: To the extent permitted by law, the Corporation, by action of its Board of Directors, may purchase or otherwise acquire shares of any class issued by it at such times, for such consideration and upon such terms and conditions as the board of directors may determine.

Exhibit 3.05

        THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein upon shareholders, directors and officers are subject to this reservation.

        FOURTEENTH: These Amended Articles of Incorporation shall take the place of and supersede the Corporation’s existing Articles of Incorporation, as amended.